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STANDARD COMMERCIAL CORPORATION                                      EXHIBIT  11
COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands, except per share information; unaudited)

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

                                                                 First quarter ended
                                                                      June 30
                                                           ----------------------------
                                                               2000           1999
                                                           -----------  ---------------
BASIC  AND DILUTED EARNINGS PER SHARE

Net income applicable to common stock....................  $     1,688      $     1,262
                                                           ===========  ===============

Basic average shares outstanding.........................   12,999,013       12,933,331
                                                           ===========  ===============

Earnings per common share
 - net...................................................  $      0.13      $      0.10
                                                           ===========  ===============

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Note: The incremental shares from assumed conversion of 7 1/4% convertible subordinated debentures and the exercise of outstanding stock options are not included in computing the diluted per-share amounts because the calculations include adjustments which are antidilutive.